Exhibit C

EXECUTION VERSION

YELLOW CORPORATION

DEBTOR-IN-POSSESSION CREDIT FACILITY

TERM SHEET

The following is a summary of the principal terms and conditions of a $142.5 million debtor-in-possession financing facility for the Debtors (as defined below) (the “DIP Term Sheet”).

This DIP Term Sheet shall be a binding agreement from and after, and subject to, the entry of the Interim Order (as defined below) with respect to the DIP Loans (as defined below) but does not purport to summarize all of the terms, conditions, representations and other provisions with respect to the Junior DIP Facility (as defined below) and the Postpetition B-2 Facility (as defined below), which will be set forth in the DIP Loan Documents (as defined below). The obligations of the Junior DIP Lender (as defined below) and the B-2 Lenders (as defined below), respectively, to provide financing pursuant to this DIP Term Sheet is conditioned upon the execution and delivery of signature pages to this DIP Term Sheet by each of the parties hereto and shall be subject to the conditions precedent and other terms and conditions set forth herein. In the event of any conflict between this DIP Term Sheet and the terms of the DIP Order (as defined below), the terms of the DIP Order shall govern.

Parties

Debtors: Yellow Corporation, a Delaware corporation (“Yellow” or the “Company”) and all of its direct and indirect domestic and Canadian subsidiaries, each as debtors-in-possession (collectively, the “Debtors”) in the chapter 11 cases (the “Chapter 11 Cases”) commenced August 6, 2023 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Borrower: Yellow (the “Borrower”).

Guarantors: All obligations under the DIP Facility (as defined below), this DIP Term Sheet and the other DIP Loan Documents (each as defined below) will be unconditionally guaranteed, jointly and severally, (x) with respect to the Junior DIP Facility, on a junior priority secured basis and (y) with respect to the Postpetition B-2 Facility, on a pari passu secured basis with the Prepetition B-2 Obligations (as defined below), in each case by each direct or indirect subsidiary of the Borrower formed in the United States and Canada which is a “Loan Party” under the B-2 Term Loan Credit Agreement (as defined below) (collectively, the “Guarantors”).

The Borrower and the Guarantors are collectively referred to herein as the “Loan Parties.”

Junior DIP Lender: MFN Partners, L.P. (the “Junior DIP Lender”).

Junior DIP Agent: Alter Domus Products Corp. or another entity designated by the Junior DIP Lender will serve as the administrative agent and collateral agent under the Junior DIP Facility (in such capacity, including any successors, the “Junior DIP Agent”) and will perform duties customarily associated with such capacities. The Junior DIP Lender together with the Junior DIP Agent shall be referred to as the “Junior DIP Secured Parties.”

Postpetition B-2 Lender: Citadel Credit Master Fund LLC and any assignee thereof (the “Postpetition B-2 Lender” and, together with the Prepetition B-2 Lender (as defined below), the “B-2 Lenders”).

Postpetition B-2 Agent: Alter Domus Products Corp. will serve as the administrative agent and collateral agent under the Postpetition B-2 Facility (in such capacity, including any successors, the “B-2 Agent”) and will perform duties customarily associated with such capacities. The B-2 Lenders together with the B-2 Agent shall be referred to as the “B-2 Secured Parties.”

Prepetition Facilities

Prepetition Facilities: The Company is party to each of:

1.  the Loan and Security Agreement, dated as of February 13, 2014 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “ABL Facility”), by and among Yellow, YRC Inc., USF Reddaway Inc., USF Holland LLC, and New Penn Motor Express LLC, as borrowers (the “ABL Borrowers”), the guarantors from time to time party thereto (together with the ABL Borrowers, the “ABL Obligors”), the lenders from time to time party thereto (the “ABL Lenders”), the issuing banks from time to time party thereto, and Citizens Business Capital, as agent (in such capacity, the “ABL Agent” and, together with the Prepetition ABL Lenders, Bank Providers and Issuing Banks (each as defined in the ABL Facility), the “Prepetition ABL Secured Parties”) and any and all Obligations as defined in the ABL Facility, the “Prepetition ABL Obligations”;

2.  the Amended and Restated Credit Agreement, dated as of September 11, 2019 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “B-2 Term Loan Credit Agreement”, the loans thereunder, the “Prepetition B-2 Loans”, and any and all Obligations under and as defined in the B-2 Term Loan Credit Agreement (including, without limitation, the exit fee arising pursuant to Section 2.05(c) of the B-2 Term Loan Credit Agreement), the “Prepetition B-2 Obligations” and together with all obligations under the Postpetition B-2 Facility, including, without limitation, all principal, interest, fees and other amounts arising in respect thereof, the “B-2 Obligations”), by and among Yellow, as borrower (the “B-2 Borrower”), the guarantors from time to time party thereto (together with the B-2 Borrower, the “B-2 Obligors”), the lenders from time to time party thereto (the “Prepetition B-2 Lenders”), and the B-2 Agent;

3.  the UST Tranche A Term Loan Credit Agreement, dated as of July 7, 2020 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “UST Tranche A Credit Agreement”), by and among Yellow, as borrower (the “UST Tranche A Borrower”), the guarantors from time to time party thereto (together with the UST Tranche A Borrower, the “UST Tranche A Obligors”), the lenders from time to time party thereto (the “UST Tranche A Lenders”), and The Bank of New York Mellon (“BNYM”), as administrative agent and collateral agent (in such capacities, and BNYM, in its capacities as a party to all other agreements, documents, or instruments with any or all of the Prepetition UST Tranche A Obligors entered into in connection with the transactions relating to the entry of the Prepetition UST Tranche A Credit Agreement and all related loan and security documents and/or the incurrence of the UST Tranche A Obligations (as defined in the UST Adequate Protection Order), including, without limitation, any banking arrangements in connection therewith with BNYM and/or its affiliates, the “UST Tranche A Agent,” and, together with the UST Tranche A Lenders, the “Prepetition UST Tranche A Secured Parties”) and any and all Obligations as defined in the UST Tranche A Credit Agreement, the “Prepetition UST Tranche A Obligations”); and

4.  the UST Tranche B Term Loan Credit Agreement, dated as of July 7, 2020 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “UST Tranche B Credit Agreement” and, together with the ABL Facility, B-2 Term Loan Credit Agreement, and UST Tranche A Credit Agreement, the “Prepetition Facilities”), by and among Yellow, as borrower (the “UST Tranche B Borrower”), the guarantors from time to time party thereto (together with the UST Tranche B Borrower, the “UST Tranche B Obligors” and, together with the ABL Obligors, B-2 Obligors, and UST Tranche A Obligors, the “Prepetition Obligors”), the lenders from time to time party thereto (the “UST Tranche B Lenders” and, together with the ABL Lenders, Prepetition B-2 Lenders, and UST Tranche A Lenders, the “Prepetition Lenders”), and BNYM, as administrative agent and collateral agent (in such capacities, and BNYM, in its capacities as a party to all other agreements, documents, or instruments with any or all of the Prepetition UST Tranche B Obligors entered into in connection with the transactions relating to the entry of the Prepetition UST Tranche B Credit Agreement and all related loan and security documents and/or the incurrence of the UST Tranche B Obligations (as defined in the UST Adequate Protection Order), including, without limitation, any banking arrangements in connection therewith with BNYM and/or its affiliates, the “UST Tranche B Agent”, together with the UST Tranche B Lenders, the “Prepetition UST Tranche B Secured Parties”, and the UST Tranche B Agent together with the ABL Agent, B-2 Agent, and UST Tranche A Agent, the “Prepetition Agents”) and any and all Obligations as defined in the UST Tranche B Credit Agreement, the “Prepetition UST Tranche B Obligations”).

The Prepetition Lenders and the Prepetition Agents are collectively referred to herein as the “Prepetition Secured Parties”. The Prepetition Agents are parties to the Amended and Restated Intercreditor Agreement, dated as of July 7, 2020 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the Prepetition Agents and acknowledged by the Prepetition Obligors.

All instruments and documents executed at any time in connection with the ABL Facility shall be referred to collectively as the “ABL Documents”, all instruments and documents executed at any time in connection with the B-2 Term Loan Credit Agreement shall be referred to collectively as the “B-2 Documents”, all instruments and documents executed at any time in connection with the UST Tranche A Credit Agreement shall be referred to collectively as the “UST Tranche A Documents”, and all instruments and documents executed at any time in connection with the UST Tranche B Credit Agreement shall be referred to collectively as the “UST Tranche B Documents” and, together with the ABL Documents, B-2 Documents, and UST Tranche A Documents, the “Prepetition Debt Documents.”

The Prepetition UST Tranche A Secured Parties and the Prepetition UST Tranche B Secured Parties are collectively referred to herein as the “UST Secured Parties”. The UST Tranche A Documents and UST Tranche B Documents are collectively referred to herein as the “UST Debt Documents.”

DIP Facility

Junior DIP Facility: A superpriority junior secured multi-draw term loan facility (the “Junior DIP Facility,” and the loans thereunder, the “Junior DIP Loans”)[1] in an aggregate principal amount of up to $42.5 million, to be made available as provided below in the section entitled “Commitments.”

Postpetition B-2 Facility: A superpriority senior secured multi-draw term loan facility (the “Postpetition B-2 Facility,” and the loans thereunder, the “Postpetition B-2 Loans” [2]; and the Postpetition B-2 Loans together with the Prepetition B-2 Loans, the “B-2 Loans”) in an aggregate principal amount of up to $100.0 million, to be made available as provided below in the section entitled “Commitments.” The Postpetition B-2 Facility shall be governed by the B-2 Term Loan Credit Agreement as in effect on the Petition Date, as superseded, supplemented and modified by the terms of this DIP Term Sheet and the Interim Order, and all agreements, instruments and documents executed at any time in connection therewith, including either the DIP Credit Agreement (as defined below) or an amendment to the B-2 Term Loan Credit Agreement (a “Postpetition B-2 Credit Agreement Amendment,” the terms of which shall be effective as of the date of the Closing Date) (in either case as may be agreed to by the B-2 Lenders, the B-2 Agent, and the Debtors), which such instruments and documents shall be referred to collectively as the “Postpetition B-2 Loan Documents.”

DIP Loan Documents: This DIP Term Sheet, the DIP Credit Agreement, the Postpetition B-2 Credit Agreement Amendment (if any), the other Postpetition B-2 Loan Documents, the DIP Orders, the Amended and Restated Fee Letter (as defined below), the Fee Letter (as defined below), and all instruments and documents executed at any time in connection therewith, shall be referred to collectively as the “DIP Loan Documents.”

DIP Loans: Subject to the terms and conditions herein, including the restrictions on Use of Proceeds set forth below, the proceeds of the DIP Facility will be used in accordance with the terms of the Budget (subject to Permitted Variances) (as such terms are defined below), including to pay (a) (i) Professional Fees (as defined below) and other restructuring charges arising on account of the Chapter 11 Cases, including statutory fees of the United States Trustee and allowed professional fees and expenses of a Committee (as defined herein) and (ii) the Carve-Out (as defined below) and the Canadian Priority Charges,[3] (b) all professional fees and expenses

[1]

For the avoidance of doubt, proceeds of the DIP Facility will be funded into a controlled segregated bank account (the “DIP Proceeds Account”), which DIP Proceeds Account (and the funds therein) shall be subject to first-priority senior security interests (x) in favor of the Junior DIP Agent with respect to proceeds of the Junior DIP Facility and (y) in favor of the B-2 Agent with respect to proceeds of the Postpetition B-2 Facility, which respective security interests shall be senior in all respects to any other liens or security interests, including any Adequate Protection Liens of the Prepetition Lenders, in such proceeds. For the further avoidance of doubt, none of the DIP Proceeds Account, any funds therein constituting Junior DIP Loans or Postpetition B-2 Loans (as defined below), or any proceeds of the Junior DIP Loans or Postpetition B-2 Loans (exclusive of any proceeds constituting Prepetition ABL Priority Collateral) shall constitute Prepetition ABL Priority Collateral or be subject to any terms or provisions in the Interim Order governing ABL Cash Collateral.

[2]

The Junior DIP Loans and the Postpetition B-2 Loans, together, shall be referred to herein as the “DIP Loans.” The Junior DIP Facility and the Postpetition B-2 Facility, together, shall be referred to herein as the “DIP Facility.”

[3]

“Canadian Priority Charges” shall mean, collectively, (i) a super priority charge granted by the Canadian Court over the Canadian Debtors’ Collateral to secure payment of the professional fees and disbursements of the Debtors’ Canadian counsel, the Information Officer and counsel to the Information Officer (in a maximum amount not to exceed CDN$700,000) (the “Canadian Administrative Charge”); (ii) a charge granted by the Canadian Court on the Canadian Debtors’ Collateral (in a maximum amount not to exceed CDN$3,500,000), securing an indemnity in favor of the Canadian Debtor’s directors and officers against any obligations or liabilities that they may incur as directors and officers of the Canadian Debtor on or after the commencement of the Canadian Recognition Proceedings (the “Canadian Directors’ Charge”); and (iii) the super priority charge granted by the Canadian Court pursuant to the Canadian DIP Recognition Order in favor of the Junior DIP Lender and B-2 Lenders on the Canadian Debtors’ Collateral, other than the UST Tranche B Priority Collateral (the “Canadian DIP Charge”).

(including legal, financial advisor, appraisal, and valuation-related fees and expenses) incurred by (x) the Junior DIP Agent and/or the Junior DIP Lender as provided under the DIP Loan Documents and (y) the B-2 Agent and/or B-2 Secured Parties as provided under the DIP Loan Documents, including those incurred in connection with the preparation, negotiation, documentation, and court approval of the DIP Facility and (c) payments as set forth in the “Adequate Protection” section below.

“Professional Fees” shall mean, to the extent allowed at any time, whether by interim or final compensation order entered by the Bankruptcy Court, all unpaid fees and expenses incurred relating to services rendered by persons or firms retained by the Loan Parties pursuant to and in accordance with sections 327, 328, 329, 330, 331, 363, or 503(b)(4) of the Bankruptcy Code (collectively, the “Debtors’ Professionals”); provided that to the extent that any amount of the foregoing compensation or reimbursement is denied or reduced by a Final Order by the Bankruptcy Court or any other court of competent jurisdiction, such amount shall no longer constitute Professional Fees.

Commitments; Funding

The Junior DIP Loans in an aggregate principal amount of $42.5 million and the Postpetition B-2 Loans in an aggregate principal amount of $100.0 million will be made available as follows (collectively, the “Commitments”), in the case of each of 1-3 below, allocated ratably between the Junior DIP Loans and the Postpetition B-2 Loans:

1.  $60.0 million ($17.9 million of which shall be funded under the Junior DIP Facility and $42.1 million of which shall be funded under the Postpetition B-2 Facility) upon the Bankruptcy Court’s entry of an interim order approving the DIP Facility and adequate protection for the Prepetition Secured Parties[4] on an interim basis (the “Interim Order”) in form and substance acceptable to the Junior DIP Lender, the B-2 Lenders, the Junior DIP Agent, the B-2 Agent, and the ABL Agent, but prior to the entry of a final order approving the DIP Facility and adequate protection for the Prepetition Secured Parties on a final basis (the “Final Order” and, together with the Interim Order, the “DIP Order”, as applicable).

2.  $37.5 million ($11.2 million of which shall be funded under the Junior DIP Facility and $26.3 million of which shall be funded under the Postpetition B-2 Facility) which is permitted to be borrowed on a date that is on or after (x) the date that the Debtors file a revised form of order approving revised bidding procedures for one or more sales of all or substantially all of the Debtors’ assets, which shall be in form and substance reasonably acceptable to the Junior DIP Lender and permitting the B-2 Lenders to credit bid the full amount of the B-2 Obligations (the “Bidding Procedures Motion”), and (y) the parties have entered into final DIP Loan Documents in accordance with the applicable Documentation Principles.

[4]

For the avoidance of doubt, the interim and final UST Adequate Protection Order shall be entered by the Bankruptcy Court simultaneously with the Interim Order and the Final Order, as applicable, and shall provide for the adequate protection of the UST Secured Parties.

3.  $45.0 million ($13.4 million of which shall be funded under the Junior DIP Facility and $31.6 million of which shall be funded under the Postpetition B-2 Facility) which is permitted to be borrowed on a date that is on or after the date that the Court has entered the Final Order.

4.  Up to $70.0 million shall be made available by the Junior DIP Lender, at the Debtors’ request (the “Additional Junior DIP Commitment”). To the extent drawn, Additional Junior DIP Commitment shall accrue (i) interest at ABR plus 10.0% (paid once-monthly in cash) and (ii) an exit fee of 7.50% of the amount drawn shall be earned, due, and payable upon exit (such amounts to be paid in cash). The Additional Junior DIP Commitment (x) shall be fully junior and subordinated (including in right and payment) to the claims and liens of the Prepetition B-2 Lenders and B-2 Agent, the Prepetition ABL Secured Parties, and the UST Secured Parties, including their respective adequate protection claims and liens, and to the liens and claims of the Postpetition B-2 Lenders and B-2 Agent under the Postpetition B-2 Facility, including for the avoidance of doubt, to the payment and enforcement rights of each of the B-2 Secured Parties, the Prepetition ABL Secured Parties, and the UST Secured Parties, which rights with respect to the B-2 Secured Parties shall be consistent with and no less favorable than those set forth in this DIP Term Sheet and the DIP Order, and (y) shall be made available to be drawn provided that prepetition senior secured claims outstanding shall not exceed at the time of such draw, in the aggregate, $1.435 billion.

Amounts paid or prepaid under the Junior DIP Facility or in respect of the Additional Junior DIP Commitment, and under the Postpetition B-2 Facility may not be reborrowed.

The Junior DIP Lender shall make each Junior DIP Loan to be made by it hereunder on the respective borrowing date by wire transfer of immediately available funds to the Junior DIP Agent not later than 1:00 p.m., New York City time, and upon receipt of all requested funds the Junior DIP Agent shall promptly wire the amounts so received to the DIP Proceeds Account.

The Postpetition B-2 Lender shall make each Postpetition B-2 Loan to be made by it hereunder on the respective borrowing date by wire transfer of immediately available funds to the B-2 Agent not later than 1:00 p.m., New York City time, and upon receipt of all requested funds the B-2 DIP Agent shall promptly wire the amounts so received to the DIP Proceeds Account.

Use of Proceeds

No portion of the Debtors’ “cash collateral” (as such term is defined in section 363(a) of the Bankruptcy Code) (the “Cash Collateral”), the proceeds of the DIP Facility, the Carve-Out, or the Collateral (as defined below) may be used, whether directly or indirectly:

1.  for any purpose that is prohibited under the Bankruptcy Code, the DIP Orders and not in accordance with the Budget (subject to Permitted Variances (as defined below));

2.  to finance or reimburse for expenses incurred or to be incurred, in both instances, in any way: (i) any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the interests of any or all of the Junior DIP Secured Parties, the B-2 Secured Parties, the Prepetition Secured Parties, or their respective rights and remedies under DIP Loan Documents, the DIP Order, or the Prepetition Debt Documents; or (ii) any other action, which with the giving of notice or passing of time, would result in an Event of Default under the DIP Loan Documents;

3.  other than in respect to UST Adequate Protection Payments[5] or Prepetition ABL Secured Parties as set forth herein, for the payment of fees, expenses, interest or principal or any other payment with respect to the ABL Facility, UST Tranche A Credit Agreement, or UST Tranche B Credit Agreement; and

4.  other than for payments for director fees included in and permitted by the Approved Budget, subject to the Debtors’ ability to make UST Adequate Protection Payments pursuant to the UST Adequate Protection Order, to make any payment to any board member or shareholder of any Loan Party in their capacity as such.

except as permitted by the Budget (subject to Permitted Variances (as defined below)), to make any payment in settlement of any claim, action or proceeding without the prior written consent of the Junior DIP Lender and the B-2 Lenders.

Budget	The 13-week statement of the Loan Parties’ anticipated cash receipts and disbursements for the first 13 weeks the Chapter 11 Cases, set forth on a weekly basis, including the anticipated uses of the DIP Facility for such period (the “Budget”), attached hereto as Annex 5. The Budget will be attached as an exhibit to the Interim Order and shall be in all respects satisfactory to the Junior DIP Lender, the B-2 Lenders and the Prepetition Secured Parties (including the UST Secured Parties). For the avoidance of doubt, no accrued vacation payment obligations on account of employees terminated prior to the Petition Date shall be paid until all prepetition secured debt has been indefeasibly paid in full in cash.

Documentation Principles	A credit agreement governing the terms of the Junior DIP Facility (and, if the B-2 Lenders and the Debtors agree, the Postpetition B-2 Facility) (the “DIP Credit Agreement”) shall (i) be based on and consistent with the credit agreement attached as Exhibit 1 to the Filed Proposed DIP Order (as defined below) (the “Filed DIP Credit Agreement”) except as otherwise set forth in this DIP Term Sheet or in the DIP Order, (ii) be subject to the Senior ICA Provisions (as defined below), (iii) reflect the junior lien on the Collateral with respect to the Junior DIP Facility (and, if applicable, the pari passu secured status of the Postpetition B-2 Facility vis-à-vis the Prepetition B-2 Obligations), (iv) be subject to negotiation in good faith within a reasonable (consistent with the term of this DIP Term Sheet) time period, (v) be reasonably satisfactory to the B-2 Lenders, the UST Secured Parties, and the ABL Agent, and (vi) be satisfactory to the Junior DIP Agent and Junior DIP Lender. The terms in this paragraph are collectively referred to herein as the “Junior DIP Documentation Principles.”

[5]

“UST Adequate Protection Payments” means and includes the UST Tranche A Adequate Protection Payment, the UST Tranche B Adequate Protection Payment, and the UST Adequate Protections Fees and Expenses (each as defined in the UST Adequate Protection Order). “UST Adequate Protection Order” means, with respect to the adequate protection to be provided to the UST Secured Parties, the separate order substantially in the form included with the Debtors’ DIP motion at ECF No. 16-2 (and the motion at ECF No. 16 that attaches the UST Adequate Protection Order, the “Initial DIP Motion”), subject to modifications acceptable to the UST Secured Parties.

The Postpetition B-2 Credit Agreement Amendment (if any) shall (i) be based on and consistent with the B-2 Term Loan Credit Agreement as in effect on the Petition Date, except as otherwise set forth in and superseded, supplemented and modified by (x) the terms set forth in the Filed DIP Credit Agreement, (y) this DIP Term Sheet, and (z) the DIP Order (it being understood that, to the extent of any conflict between the Filed DIP Credit Agreement, this DIP Term Sheet, the DIP Credit Agreement or the DIP Order, then the DIP Term Sheet and the DIP Order shall control), (ii) this DIP Term Sheet, and (iii) the DIP Order (provided that, if the B-2 Lenders and the Debtors agree to enter into a Postpetition B-2 Credit Agreement Amendment and such Postpetition B-2 Credit Agreement Amendment is substantially consistent with the terms and provisions set forth in this DIP Term Sheet, the Filed DIP Credit Agreement, and the DIP Order, it may be entered into by the B-2 Secured Parties and the Debtors without further Court authorization), (ii) be subject to the Senior ICA Provisions (as defined below) and the Intercreditor Agreement, (iii) reflect liens on the Collateral consistent with the priorities set forth herein, including the Senior ICA Provisions, and the Intercreditor Agreement, including first priority liens on the B-2 Priority Collateral (as defined below), (iv) be subject to negotiation in good faith within a reasonable (consistent with the term of this DIP Term Sheet) time period, (v) be reasonably satisfactory to the Junior DIP Lender, the UST Secured Parties, and the ABL Agent, and (vi) be satisfactory to the B-2 Agent and the B-2 Lenders. The terms in this paragraph, together with the Junior DIP Documentation Principles, the “Documentation Principles.”

Collateral; Priority

Collateral: All property, causes of action, rights, or claims of the Loan Parties (now or hereafter acquired and all proceeds thereof) (subject to limited customary exceptions set forth in the DIP Orders (the “Excluded Property”)), including (i) all property or assets of any non-U.S. Loan Parties located in Canada, (ii) all claims and causes of action in connection with any commercial tort and breach of contract claims, (iii) the proceeds of all claims and causes of action (excluding the claims and causes of action themselves) arising under sections 502(d), 542, 544, 545, 547, 548, 549, 550, 551, 553(b), or 724(a) of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or applicable federal and/or state-law equivalents, (iv) all leasehold interests of any Loan Party, and (v) the proceeds of each of the foregoing (collectively, the “Collateral”).

“B-2 Priority Collateral” refers to all Non-UST Tranche B Term Priority Collateral (as defined in the Intercreditor Agreement).

Junior DIP Facility Priority: All obligations of the Loan Parties to the Junior DIP Lender and the Junior DIP Agent under the DIP Loan Documents, including all loans made under the Junior DIP Facility, shall, subject in all respects to the Carve-Out and the Canadian Priority Charge, at all times:

1.  pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status against each Debtor in the Chapter 11 Cases, which claims in respect of the Junior DIP Facility shall be superior to all other claims except as otherwise set forth herein;

2.  pursuant to section 364(c)(2) of the Bankruptcy Code, have first priority and be secured by liens on (i) the Cash Collateral Account and (ii) all unencumbered assets of the Loan Parties (other than Excluded Property) (now or hereafter acquired and all proceeds thereof) that are senior to the adequate protection liens of the Prepetition Secured Parties on such unencumbered assets;

3.  pursuant to sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code, be secured by a lien on the B-2 Priority Collateral that is junior to the B-2 Secured Parties’ lien on such collateral, but senior to the Prepetition ABL Secured Parties’ and UST Secured Parties’ lien on such collateral; and

4.  pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by (i) junior liens on the Collateral securing the obligations of the Prepetition Secured Parties (other than as expressly set forth above with respect to the B-2 Priority Collateral) and (ii) a lien on any assets and properties of Canadian Debtors (with respect to the UST Tranche B Priority Collateral any such lien shall be junior to the UST Secured Parties’ liens on such collateral) securing the indemnity obligations of the Canadian Debtors to their directors and officers in respect of obligations and liabilities that such directors and officers may incur during or prior to the Canadian Proceedings in their capacities as directors and officers (relating to the restructuring, winddown, and/or related chapter 11 proceedings, including with respect to any amount for wages or termination pay whether arising prior to or following the filing of the Canadian Proceedings) that is junior to any court-ordered charge over such assets and properties as issued or anticipated to be issued by the Canadian Court.

5.  Notwithstanding anything above or herein to the contrary or in the DIP Loan Document or the DIP Orders to the contrary, it is expressly understood and agreed that the liens and claims in respect of the Additional Junior DIP Commitment shall be junior and subordinated (including in right of payment) in all respects to the liens and claims (including any adequate protection liens and claims) of the Prepetition Secured Parties and to the liens and claims of the B-2 Secured Parties under the Postpetition B-2 Facility, including, for the avoidance of doubt, to the payment and enforcement rights of each of the B-2 Secured Parties, the Prepetition ABL Secured Parties, and the UST Secured Parties, which rights with respect to the B-2 Secured Parties shall be consistent with and no less favorable than those set forth in this DIP Term Sheet and the DIP Order.

Postpetition B-2 Facility Priority: All obligations of the Loan Parties to the B-2 Lender and the B-2 Agent under the Postpetition B-2 Loan Documents (in respect of the Postpetition B-2 Facility), including all loans made under the Postpetition B-2 Facility, shall, subject in all respects to the Carve-Out and the Canadian Priority Charge, at all times:

1.  pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claim status against each Debtor in the Chapter 11 Cases, which claims in respect of the Postpetition B-2 Facility shall be superior to all other claims except as otherwise set forth herein; and

2.  pursuant to sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code, in each case have the same priority as the B-2 Secured Parties’ prepetition liens on all Collateral, as set forth in the Intercreditor Agreement and herein, including, for the avoidance of doubt, first priority liens on all B-2 Priority Collateral, pari passu with the B-2 Secured Parties’ existing liens on the B-2 Priority Collateral, and senior to the Junior DIP Liens, and the liens of the Prepetition ABL Secured Parties and UST Secured Parties, on the B-2 Priority Collateral.

All of the liens described herein with respect to the assets of the Loan Parties shall be effective and perfected as of the entry date of the Interim Order (the “Interim Order Entry Date”) and such other mortgages, security agreements, pledge agreements, financing statements, or other agreements as may be reasonably required by the Junior DIP Agent, the Junior DIP Lender, the B-2 Agent and the B-2 Lenders; provided, that the Junior DIP Lender and the Postpetition B-2 Lender agree that they shall not seek real property mortgages after the date hereof. For the avoidance of doubt, the DIP Orders shall provide that the existing liens of the B-2 Secured Parties with respect to the Prepetition B-2 Obligations shall automatically extend to and be perfected with respect to the Postpetition B-2 Obligations and shall otherwise be granted, and be effective and perfected, as of the Interim Order Entry Date. Nothing in this DIP Term Sheet, the DIP Orders or the other Postpetition B-2 Loan Documents shall, nor shall the extension of any Postpetition B-2 Loans or the exercise of any rights hereunder or under any Postpetition B-2 Loan Documents, in any way impair or otherwise affect the validity, perfection, extent or priority of the prepetition liens of the B-2 Secured Parties on the B-2 Priority Collateral.

Except to the extent expressly set forth in this DIP Term Sheet and/or the DIP Loan Documents (including with respect to the Postpetition B-2 Obligations), each DIP Order shall contain provisions prohibiting each Loan Party from incurring any additional indebtedness (other than the Carve-Out and the Canadian Priority Charges) which (x) ranks pari passu with or senior to the DIP Loans or (y) benefits from a first priority lien under section 364 of the Bankruptcy Code.

The DIP Order and the DIP Loan Documents shall provide intercreditor provisions (the “Senior ICA Provisions”) requiring the Junior DIP Agent and the Junior DIP Lender to be silent with respect to the exercise of remedies on Collateral, including the following:

(i) Until the B-2 Obligations have been indefeasibly paid in full in cash, the B-2 Secured Parties shall have the exclusive right to exercise remedies with respect to the B-2 Priority Collateral and the Junior DIP Agent and Junior DIP Lender shall not exercise any remedies with respect to the B-2 Priority Collateral.

(ii) Until the Prepetition ABL Obligations have been paid in full in cash, including the cash collateralization of all issued and outstanding letters of credit, the Prepetition ABL Secured Parties shall have the exclusive right to exercise remedies with respect to the ABL Priority Collateral and the B-2 Agent, the B-2 Lenders, the Junior DIP Agent, and the Junior DIP Lender shall not exercise any remedies with respect to the ABL Priority Collateral until the B-2 Obligations and the Prepetition Facilities shall have been paid in full in cash, including the cash collateralization of all issued and outstanding letters of credit.

(iii) Until the UST Tranche B Obligations (as defined in the UST Adequate Protection Order) have been paid in full in cash, the Prepetition UST Tranche B Secured Parties shall have the exclusive right to exercise remedies with respect to the UST Tranche B Priority Collateral (as defined in the Prepetition Intercreditor Agreement) and the UST Tranche B Joint Collateral (as defined in the Prepetition Intercreditor Agreement) (in the case of the UST Tranche B Joint Collateral, subject to the application of proceeds provision set forth in section 4.1(e) of the Intercreditor Agreement, and the Junior DIP Lender shall not exercise any remedies with respect to the UST Tranche B Priority Collateral and the UST Tranche B Joint Collateral until the B-2 Obligations and the Prepetition UST Tranche B Obligations shall have been paid in full in cash.

For the avoidance of doubt, (A) the Senior ICA Provisions shall govern the relative rights of the Junior DIP Facility, on the one hand, and the Postpetition B-2 Facility and the Prepetition Facilities, on the other hand, with respect to the exercise remedies on Collateral and (B) as among Prepetition Facilities (and the Postpetition B-2 Facility), the Senior ICA Provisions shall not override the Intercreditor Agreement.

The intercreditor and subordination provisions set forth in this DIP Term Sheet and the other DIP Loan Documents, including the Senior ICA Provisions, and the Intercreditor Agreement are essential elements of the DIP Facility and the protections granted to the parties as consideration therefor and are immediately and irrevocably binding and enforceable.

Notwithstanding the foregoing or elsewhere herein, nothing contained herein shall be construed to prevent any Prepetition Agent, any Prepetition Secured Party, any B-2 Secured Party, any Junior DIP Lender or the Junior DIP Agent from (i) filing a claim or statement of interest with respect to the outstanding obligations owed to it in the Chapter 11 Cases, (ii) submitting a notice of default pursuant to the Prepetition Debt Documents or the DIP Loan Documents and accruing any applicable default interest that may be permitted thereunder, (iii) taking any action (not adverse to the priority status of any other Prepetition Agent, any Prepetition Secured Party, any B-2 Secured Party, any Junior DIP Lender or the Junior DIP Agent) in order to create, perfect, preserve or protect (but not enforce its lien), or (iv) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any person objecting to or otherwise seeking disallowance of the claim or lien of such Prepetition Agent, any Prepetition Secured Party, any B-2 Secured Party, any Junior DIP Lender or the Junior DIP Agent.

Carve-Out	Carve-Out as set forth in the DIP Orders and consistent in size with the Carve-Out in the Filed Proposed DIP Order; provided that, the Carve-Out post-trigger notice professional fees cap may be increased by up to $1 million to include amounts for an official committee of equityholders in the event one is appointed.

Adequate Protection

As adequate protection, the Prepetition Secured Parties shall receive customary adequate protection liens and claims consistent with the Intercreditor Agreement, in each case junior to the Carve-Out and the Canadian Priority Charges. All adequate protection liens and claims of the Prepetition Secured Parties shall (x) be senior to the liens and claims securing the Junior DIP Facility and (y) have the same relative priorities with respect to the liens and claims securing the B-2 Postpetition Facility with respect to the liens and claims securing the Prepetition B-2 Loans pursuant to the Intercreditor Agreement and as provided herein; provided, however, that with respect to the B-2 Priority Collateral, the adequate protection liens and claims of the Prepetition ABL Secured Parties and Prepetition UST Tranche B Secured Parties shall be junior to the liens and claims securing the Junior DIP Facility.

Other than as modified herein, the adequate protection to be provided to the Prepetition ABL Secured Parties shall be as set forth in the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Use Cash Collateral, and (C) Grant Liens and Superpriority Administrative Expense Claims, (II) Granting Adequate Protection to Certain Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief filed at docket number 16-1 in the Chapter 11 Cases (the “Filed Proposed DIP Order”); provided that the Approved Budget, and any subsequent updates, modifications, and supplements shall be subject to review and approval by the ABL Agent.

Other than as set forth below with respect to the sale milestones for the Prepetition B-2 Priority Collateral, the adequate protection to be provided to the UST Secured Parties shall be as set forth in the separate UST Adequate Protection Order, which Order shall be in form and substance acceptable in all material respects to the UST Secured Parties and the DIP Lender. The Budget, and any subsequent updates, modifications, and supplements shall be subject to review and approval by the UST Secured Parties.

For the avoidance of doubt, the Interim Order shall also include provisions set forth in the Final Proposed DIP Order regarding (i) the use of and application of ABL Cash Collateral (as defined in the Proposed Interim Order) in accordance with paragraph 11 of the Filed Proposed DIP Order; (ii) reporting and access rights as set forth in paragraph 12(a)(iv) of the Filed Proposed DIP Order; and (iii) compliance with paragraph 11(e) of the Filed Proposed DIP Order.

The adequate protection to be provided to the B-2 Secured Parties shall include, without limitation; (i) adequate protection liens and claims as set forth herein; (ii) interest payments in cash paid on the last Business Day of each month at the rate accruing since the Petition Date (which is and shall be deemed for all purposes to be the default rate set forth in Section 2.07 of the B-2 Term Loan Credit Agreement with respect to ABR Loans (as defined in the B-2 Term Loan Credit Agreement)); (iii) payment of all reasonable and documented prepetition and postpetition fees and expenses of the B-2 Secured Parties’ legal and financial advisors as set forth in paragraph 12(b)(iii) of the Filed Proposed DIP Order, including, for the avoidance of doubt, any fees and expenses of White & Case LLP, as counsel to Citadel Credit Master Fund LLC and its affiliates; (iv) delivery by the Debtors to the B-2 Secured Parties (substantially concurrent with delivery to the Junior DIP Agent) of all Chapter 11 Cases filings, financial statements, reports, certificates, notifications, updates, and related items that are required to be delivered to the Junior DIP Agent pursuant to the Reporting Covenants attached hereto as Annex 2, including all items described in the “Additional Information Covenants” herein; (v) the Debtors shall schedule a weekly teleconference between their financial advisors and management team and the B-2 Lenders and their respective advisors (unless the B-2 Lenders request a lesser frequency); (vi) the B-2 Lenders shall have reasonable access to the Debtors’ financial advisors, management team and books and records (subject to customary exceptions); (vii) the Debtors shall deliver to the B-2 Agent and the B-2 Lenders and their advisors by 5:00 pm EST on Friday of each week (commencing the first full week after the Interim Order Entry Date) with information for the immediately preceding calendar week ending on a Friday, a status update regarding the sale process contemplated by the Bankruptcy Court’s final order approving procedures for one or more sales of all or substantially all of the Debtors’ assets in form and substance in all material respects acceptable to the Junior DIP Lender and permitting the B-2 Lenders (or the B-2 Agent on behalf of the B-2 Lenders) to credit bid the full amount of the B-2 Obligations (the “Bidding Procedures Order”), including reports of inbound interest, outbound solicitation, and status of diligence and bids; provided that the Borrower shall be entitled to restrict and/or redact commercially sensitive information to protect the competitive sales process as determined in its good faith judgment; provided, further, that, solely if the B-2 Lenders become a potential bidder, the Loan Parties shall not be required to provide information to the B-2 Lenders regarding the sale process that is not available to all potential bidders; (viii) the Budget shall be satisfactory to the B-2 Lenders; (ix) the Debtors shall comply with the Approved Budget (subject to Permitted Variances) as set forth in the Filed Proposed DIP Order; and (x) except as permitted by the Budget (subject to Permitted Variances), the Debtors shall not make any payment in settlement of any claim, action or proceeding without the prior written consent of the B-2 Lenders.

Cash Collateral Termination	The cash collateral termination events and remedies of the Prepetition ABL Secured Parties and UST Secured Parties shall be as set forth in the Filed Proposed DIP Order and the UST Adequate Protection Order, respectively.

DIP Orders

The DIP Orders shall:

1.  provide that, so long as there are any B-2 Obligations outstanding and until all B-2 Obligations have been indefeasibly paid in full in cash, the Junior DIP Agent and the Junior DIP Lender shall not exercise any enforcement rights with respect to the Collateral, and the enforcement rights with respect to the Collateral shall otherwise be consistent with the priorities for liens and claims securing the DIP Facility as set forth herein and the Senior ICA Provisions;

2.  provide that, so long as there are (i) any Prepetition UST Tranche B Obligations outstanding or (ii) any Prepetition ABL Obligations (as defined in the Filed Proposed DIP Order) outstanding which have not been fully cash collateralized and until (x) all Prepetition UST Tranche B Obligations have been paid in full in cash and (y) all Prepetition ABL Obligations have been paid in full in cash or fully cash-collateralized, as applicable, the Junior DIP Secured Parties shall not exercise any enforcement rights with respect to the Collateral (other than with respect to the B-2 Collateral, subject to the foregoing paragraph), and the enforcement rights with respect to the Collateral (other than with respect to the B-2 Collateral, subject to the foregoing paragraph) shall otherwise be consistent with the priorities for liens and claims securing the DIP Facility as set forth herein and the Senior ICA Provisions;

3.  provide that in no event shall the Junior DIP Agent, Junior DIP Lender, B-2 Secured Parties or Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral;

4.  with respect to the Junior DIP Facility, ABL Facility, the Postpetition B-2 Facility and the B-2 Term Loan Credit Agreement, the UST Tranche A Credit Agreement and the UST Tranche B Credit Agreement, approve the Debtors’ waiver of all section 506(c) claims and any “equities of the case” exception under section 552(b) of the Bankruptcy Code; and

5.  otherwise be in form and substance satisfactory to the Junior DIP Lender, the B-2 Lenders, the ABL Agent, and the UST Secured Parties.

Closing Date	The closing date of the DIP Facility (the “Closing Date”) shall occur within three (3) Business Days (as defined below) of the Interim Order Entry Date and shall be the first Business Day on which the conditions precedent set forth in this DIP Term Sheet have been satisfied or waived by the Junior DIP Lender and the B-2 Lenders. “Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in New York City are authorized or required by law to close.

Maturity	Borrowings shall be repaid in full and in cash, and the commitments shall terminate, on the earliest to occur (the “Maturity Date”) of the following: (i) February [__], 2024 (the “Scheduled Maturity Date”); provided, that the Scheduled Maturity Date may be extended by the Junior DIP Lender to May [__], 2024,[6] with the Debtors’ consent; provided, however, that the Scheduled Maturity Date may not be extended unless and until all Prepetition UST Tranche A Obligations and Prepetition UST Tranche B Obligations have been paid in full in cash); (ii) the effective date or the date of the substantial consummation (as defined in section 1102(2) of the Bankruptcy Code) of a chapter 11 plan in the Chapter 11 Cases (a “Chapter 11 Plan”) that has been confirmed by an order of the Bankruptcy Court (the “Plan Effective Date”); (iii) the date the Bankruptcy Court orders the conversion of the bankruptcy case of any of the Loan Parties to a liquidation under Chapter 7; (iv) the date the Bankruptcy Court orders the dismissal of the bankruptcy case of any of the Loan

[6]	270 days from Closing Date.

Parties; (v) the acceleration of the loans or termination of the commitments under the DIP Facility, including as a result of the occurrence of an Event of Default; and (vi) the date that is 45 calendar days after the Petition Date if the Final Order Entry Date shall not have occurred by such date; provided that no prepayment, repayment, repurchase, or exchange of borrowings under the Junior DIP Facility shall occur until the B-2 Obligations have first been indefeasibly paid in full in cash and any such prepayment, repayment, repurchase, or exchange shall otherwise be consistent with the priorities for liens and claims securing the DIP Facility as set forth herein.

Any order confirming a Chapter 11 Plan shall not discharge or otherwise affect in any way the joint and several obligations of the Loan Parties to the Junior DIP Lender or the B-2 Secured Parties under the DIP Facility and the DIP Loan Documents, other than after the indefeasible payment in full and in cash to the Junior DIP Lender and the B-2 Secured Parties (subject to the priorities set forth herein) of all respective obligations under the DIP Facility and the DIP Loan Documents on or before the Plan Effective Date and the termination of the Commitments.

Interest; Fees	The interest rate, default rate, and fees (x) under the Junior DIP Facility are set forth in Annex 1-A hereto and that certain Fee Letter dated on or about the date hereof (the “Fee Letter”) by and between the Borrower and Alter Domus Products Corp. and (y) under the Postpetition B-2 Facility are set forth in Annex 1-B hereto and that certain Amended and Restated Fee Letter dated on or about the date hereof (the “Amended and Restated Fee Letter”) by and between the Borrower and Alter Domus Products Corp.

Conditions Precedent

The obligations of the Junior DIP Lender and the B-2 Lenders to make any DIP Loans shall be conditioned solely on the satisfaction or waiver of the following:

Interim Order/Bankruptcy Matters.

1.  The Bankruptcy Court shall have entered an Interim Order that shall be in form and substance acceptable in all material respects to the Junior DIP Agent, Junior DIP Lender, B-2 Lenders, the B-2 Agent, the ABL Agent, and the UST Secured Parties, shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed, or subject to a stay pending appeal or otherwise challenged or subject to any challenge. The Loan Parties shall be in compliance in all material respects with the Interim Order.

2.  Entry of the UST Adequate Protection Order.

3.  All orders entered by the Bankruptcy Court pertaining to cash management and adequate protection and all other motions and documents filed or to be filed with, and submitted to, the Bankruptcy Court in connection therewith shall be in form and substance reasonably satisfactory to the Junior DIP Lender, the B-2 Lenders, and the ABL Agent.

Budgets and Financial Information.

1.  The Junior DIP Agent, the Junior DIP Lender, the B-2 Agent, the B-2 Lenders and the Prepetition Secured Parties shall have received the Budget as of the Closing Date, which Budget shall be in form and substance satisfactory to the Junior DIP Agent, the Junior DIP Lender, the B-2 Lenders, the ABL Agent, and the UST Secured Parties; provided, that the Budget filed in connection with the Initial DIP Motion shall be acceptable to each of the Junior DIP Lender, the B-2 Lenders, the ABL Agent, and the UST Secured Parties. Any amendments, modifications, updates, or extensions to the Approved Budget shall require the express written consent of the Junior DIP Lender, the B-2 Lenders, the ABL Agent, and the UST Secured Parties.

Customary Closing Documents.

1.  All reasonable invoiced costs, fees, expenses (including reasonable and documented legal fees and expenses) of the Junior DIP Agent and Junior DIP Lender and the B-2 Secured Parties and other compensation required by the DIP Loan Documents and this DIP Term Sheet shall have been paid or reimbursed on or prior to the Closing Date (solely to the extent invoiced in advance thereof).

2.  The Junior DIP Lender shall be satisfied that the Loan Parties have complied with the following customary closing conditions: (i) the delivery of corporate records and documents from public officials, secretary’s certificates, and officer’s certificates; and (ii) evidence of authority. The Loan Parties and the transactions contemplated by this DIP Term Sheet shall be in compliance in all material with all applicable laws and regulations.

3.  The Loan Parties have not transferred assets or incurred any debt or obligations outside the ordinary course of business since July 7, 2023, except as disclosed to the Junior DIP Lender and B-2 Lenders in writing (which may be by email) prior to the Closing Date.

4.  The Junior DIP Agent and the B-2 Agent shall have received all documentation and other information that the Junior DIP Agent and/or the B-2 Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Conditions to All Loans and all Withdrawals from the DIP Proceeds Account:

With respect to all borrowings under the DIP Facility and all withdrawals from the DIP Proceeds Account:

1.  With respect to borrowings under the DIP Facility and withdrawals from the DIP Proceeds Account that occur on or after the date that is 45 days following the date on which the Chapter 11 Cases are commenced (the “Petition Date”), the Final Order shall be in full force and effect and shall not (in whole or in part) have been modified or amended absent written consent of the Junior DIP Lender and the B-2 Lenders or reversed, stayed, vacated, appealed, or subject to a stay pending appeal or otherwise challenged or subject to any challenge absent written consent of the Junior DIP Lender or the B-2 Lenders.

2.  The Loan Parties shall be in compliance in all material respects with each order entered in the Chapter 11 Cases, including the DIP Orders and the Cash Management Order.

3.  The Loan Parties shall be in compliance with the Budget (subject to Permitted Variances).

4.  The following statements shall be true and correct: (i) the representations and warranties contained in the DIP Loan Documents are true and correct in all material respects (including on and as of each date the Loan Parties request to borrow DIP Loans and Postpetition B-2 Loans) as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on such date.

5.  If reasonably requested, execution and delivery by the Loan Parties of the DIP Loan Documents and promissory notes (if requested by the Junior DIP Lender or any B-2 Lender) evidencing the loans made and to be made under the Junior DIP Facility or the Postpetition B-2 Facility, as applicable.

6.  The Junior DIP Agent and the B-2 Agent shall have received a borrowing notice not later than 1:00 p.m., New York City time at least one (1) Business Day prior to the borrowing.

Covenants	The covenants under the DIP Loan Documents shall be subject to the respective Documentation Principles and subject to, and based on the terms and conditions of, the DIP Orders, as applicable. Neither the DIP Credit Agreement nor the Postpetition B-2 Loan Documents shall include any “anti-hoarding” covenant or mandatory prepayment provisions. The covenants shall include:

Additional Information Covenants: Additional information covenants shall apply for the benefit of the Junior DIP Lender and the B-2 Secured Parties as follows:

1.  Chapter 11 Cases Filings. Delivery by the Loan Parties to the Junior DIP Agent and the B-2 Lenders of copies of all pleadings, motions, applications, judicial information, financial information, and other documents filed by or on behalf of any other Loan Party with the Bankruptcy Court in the Chapter 11 Cases, or distributed by or on behalf of any Loan Party to any official committee appointed in the Chapter 11 Cases, including all motions for “first day” and “second day” relief.

2.  Conference Call. The Loan Parties shall schedule a weekly teleconference between their financial advisors and management team and the Junior DIP Agent and Junior DIP Lender and the B-2 Secured Parties and their respective advisors (unless the Junior DIP Lender requests a lesser frequency).

3.  Access. The Junior DIP Agent, the Junior DIP Lender and the B-2 Secured Parties shall have reasonable access to the Company’s financial advisors, management team and books and records (subject to customary exceptions); provided that the Borrower shall be entitled to restrict and/or redact information to protect the competitive sales process as determined in its good faith judgment.

4.  Sale Process Reporting. Delivery by the Loan Parties to the Junior DIP Agent, Junior DIP Lender, B-2 Agent, and the B-2 Lenders and their respective advisors by 5:00 pm EST on Friday of each week (commencing the first full week after the Closing Date) with information for the immediately preceding calendar week ending on a Friday, a status update regarding the sale process contemplated by the Bidding Procedures Order, including reports of inbound interest, outbound solicitation, and status of diligence and bids, provided that the Borrower shall be entitled to restrict and/or redact commercially sensitive information to protect the competitive sales process as determined in its good faith judgment; provided, however, if the Junior DIP Lender and/or the B-2 Lenders is / are / become(s) a potential bidder, the Loan Parties shall not be required under the DIP Loan Documents to provide information to the Junior DIP Lender and/or B-2 Lenders, as applicable, regarding the sale process that is not available to all potential bidders.

5.  Reporting Frequency. Delivery by the Loan Parties to the Junior DIP Agent, Junior DIP Lender, the B-2 Agent and the B-2 Lenders and their respective advisors of a daily liquidity report (which may be sent by email) (to commence with the second Business Day following the Closing Date).

6.  Disbursements Reporting. Delivery by the Loan Parties to the Junior DIP Agent, Junior DIP Lender, the B-2 Agent, and the B-2 Lenders and their respective advisors by 5:00 pm EST on Friday of each week with information for the immediately preceding calendar week ending on a Friday (commencing the first full week after the Closing Date) an itemized list of disbursements.

7.  Receivables Reporting. Delivery by the Loan Parties to the Junior DIP Agent, Junior DIP Lender, B-2 Agent, and the B-2 Lenders and their respective advisors by 5:00 pm EST on Friday of each week with information for the immediately preceding calendar week ending on a Friday (commencing the first full week after the Closing Date) a list of receivables and payables.

8.  Agreements. Notification by the Loan Parties to the Junior DIP Lender and the B-2 Lenders and their respective advisors, within one (1) Business Day (or such longer timeframe as agreed by the Junior DIP Lender and B-2 Lenders), of any new material agreement entered into or material obligation incurred by any Loan Party.

Affirmative Covenants: Affirmative covenants in favor of the Junior DIP Lender and, where indicated, the B-2 Secured Parties, as follows:

1.  Comply in all material respects with (x) with respect to the Junior DIP Lender and the B-2 Secured Parties, the DIP Order and (y) each other order entered by the Bankruptcy Court in the Chapter 11 Cases .

2.  Upon the reasonable request of the Junior DIP Agent, Junior DIP Lender, B-2 Agent, or B-2 Lenders, access to information (including historical information) and personnel regarding strategic planning, cash, and liquidity management, and operational and restructuring activities (subject to customary exceptions); provided that the Borrower shall be entitled to restrict and/or redact information in order to protect the competitive sales process as determined in its good faith judgment; provided, further, if the Junior DIP Lender and/ or the B-2 Lenders is / are / become(s) a potential bidder, the Loan Parties shall not be required under the DIP Loan Documents to provide information to the Junior DIP Lender and/or the B-2 Lenders, as applicable, regarding the sale process that is not available to all potential bidders.

3. With respect to the Junior DIP Lender, comply with the Budget as set forth on Annex 3.

4. Pay all fees and expenses of estate professionals when due in accordance with the interim compensation procedures approved in the Chapter 11 Cases.

Negative Covenants: Negative covenants in favor of the Junior DIP Lender and, where indicated, the B-2 Secured Parties, as follows:

1.  Absent the consent of the Junior DIP Lender and, to the extent constituting or impacting any B-2 Priority Collateral, the B-2 Lenders, (a) assume or reject any executory contract or unexpired lease or (b) consent to termination or reduction of the exclusivity period to file and solicit a chapter 11 plan or fail to object to any motion seeking to terminate or reduce such exclusivity period.

2. For the benefit of the Junior DIP Lender and the B-2 Secured Parties, modify or alter organizational documents in any material manner, except as required by the Bankruptcy Code.

3.  Assert any right of subrogation or contribution against any other Loan Party until all borrowings under the DIP Facility are indefeasibly paid in full and in cash as provided herein and the commitments are terminated.

4.  Except as set forth in the Approved Budget (subject to Permitted Variances), the DIP Orders, or the “first day” or “second day” orders, make any payment of principal or interest or otherwise on account of any prepetition indebtedness or payables, other than UST Adequate Protection Payments, the payment of ABL Adequate Protection Fees and Expenses (as defined in the Filed Proposed DIP Order), adequate protection payments for the B-2 Lenders, any other payments contemplated by the DIP Order (including repayments of the B-2 Obligations as set forth herein), and other payments agreed in writing by the Junior DIP Lender and B-2 Lenders and authorized by the Bankruptcy Court.

5. Incur any new debt, including redrawing, and/or reborrowing the ABL Facility.

6. For the benefit of the Junior DIP Lender and the B-2 Secured Parties, incur any new consensual liens on any assets of any Loan Party.

7.  Other than for director fees included in and as permitted by the Approved Budget (subject to Permitted Variances), subject to the Debtors’ ability to make UST Adequate Protection Payments pursuant to the UST Adequate Protection Order, make any payment to any board member or shareholder of any Loan Party in their respective capacities as such.

8.  For the benefit of the Junior DIP Lender and, to the extent involving B-2 Priority Collateral, the B-2 Secured Parties, no asset sales other than (i) immaterial assets in an aggregate amount not exceeding $250,000 during the term, and (ii) in accordance with the Bidding Procedures Order, the DIP Order and other applicable “first day” or “second day” orders.

9.  Abandonment of any material assets or any similar action absent written approval of the Junior DIP Lender and the B-2 Lenders, and with respect to the Prepetition UST Tranche B Priority Collateral, the UST Secured Parties.

Milestones	The Junior DIP Facility and DIP Orders shall contain the following milestones (which will not limit or modify the milestones set forth in the UST Adequate Protection Order for the UST Tranche B Priority Collateral, except as modified in Annex 4), such milestones may be extended or waived in writing (which may be via email) by the Junior DIP Lender:[7]

[7]

The failure by the Debtors to meet any milestone set forth in this DIP Term Sheet, unless otherwise waived by the Junior DIP Lender, will be an Event of Default under the Junior DIP Facility and under the Postpetition B-2 Credit Agreement. The failure by the Debtors to meet any milestone set forth in this DIP Term Sheet that is also a milestone under the UST Adequate Protection Order, unless otherwise waived by the UST Secured Parties, will be a cash collateral termination event for the UST Secured Parties under the UST Adequate Protection Order..

1.  No later than fifteen (15) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Interim Order and the UST Adequate Protection Order, each in form and substance satisfactory to the Junior DIP Lender, the Junior DIP Agent, the B-2 Agent, and the B-2 Lenders;

2.  By no later than fifteen (15) calendar days entry of the Interim Order, the Canadian Court shall have issued the Canadian Initial Recognition Order, the Canadian Supplemental Order and the Canadian Interim DIP Recognition Order;

3.  No later than thirty (30) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order, in form and substance reasonably satisfactory to the Junior DIP Lender;

4.  By no later than fifteen (15) calendar days after entry of the Final Order, the Borrower, in its capacity as foreign representative on behalf of the Debtors, shall have filed a motion with the Canadian Court for the recognition of, and the Canadian Court shall have issued, the Canadian Final DIP Recognition Order;

5.  No later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Final Order, in form and substance satisfactory in all material respects to the Junior DIP Lender, the Junior DIP Agent, the B-2 Agent, and the B-2 Lenders;

6.  No later than ninety (90) calendar days after the Petition Date, the Debtors shall have received unique, non-duplicative binding cash bids for the B-2 Priority Collateral pursuant to the Bidding Procedures Order that would generate, in the aggregate, net cash proceeds of at least $250 million; and

7.  No earlier than one-hundred twenty (120) calendar days after the Petition Date (which may be extended to one-hundred fifty (150) calendar days after the Petition Date with (i) the consent of the Prepetition ABL Agent, the B-2 Agent, and the UST Secured Parties (in each case such consent not to be unreasonably withheld), and (ii) the consent of the Junior DIP Lender in its sole discretion) and no later than one-hundred and fifty (150) calendar days after the Petition Date (which may be extended to one-hundred and eighty (180) calendar days after the Petition Date with (i) the consent of the Prepetition ABL Agent, the Prepetition B-2 Agent, and the UST Secured Parties (in each case such consent not to be unreasonably withheld), and (ii) the consent of the Junior DIP Lender in its sole discretion), the Debtors shall have consummated one or more sales of all or substantially all of their assets in accordance with the Bidding Procedures Order that generates net cash proceeds in respect of the B-2 Priority Collateral of at least 100% of outstanding obligations under the Junior DIP Facility and the B-2 Obligations and shall have indefeasibly repaid the B-2 Obligations and outstanding obligations under the Junior DIP Facility in full in cash.

Representations and Warranties	The representations and warranties of the DIP Loan Parties under the DIP Loan Documents shall be subject to the Documentation Principles and subject to, and based on the terms and conditions of, the DIP Order, as applicable.

Payments; Prepayments	The Borrower shall make each payment (including principal of or interest on any borrowing or any fees or other amounts due and payable) hereunder and under any other DIP Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Junior DIP Agent or the B-2 Agent, as applicable, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Junior DIP Agent or the B-2 Agent. The Junior DIP Agent or the B-2 Agent shall promptly distribute to the Junior DIP Lender or each B-2 Lender any payments received by it on behalf of such Junior DIP Lender or such B-2 Lender.

At any time after the B-2 Obligations have been indefeasibly paid in full in cash, the Loan Parties may, at any time, without premium or penalty, (i) repay the loans under the Junior DIP Facility and/or (ii) reduce the Junior DIP Facility commitments, in each case in full or in part; provided, however, that no repayment or prepayment of borrowings under the Junior DIP Facility shall occur until the B-2 Obligations have been indefeasibly paid in full in cash and any such repayment or prepayment shall otherwise be consistent with the priorities for liens and claims securing the Junior DIP Facility and the B-2 Obligations as set forth herein. The Loan Parties shall notify the Junior DIP Agent in writing (which may be by email) of any mandatory prepayment of the loans under the Junior DIP facility not later than 1:00 p.m., New York City time, at least one (1) Business Day prior to the date of such prepayment.

The B-2 Obligations shall be non-call for 120 days from the Closing Date and par thereafter. A Make-Whole Amount (as defined below) shall be payable upon acceleration, termination, prepayment or repayment during the non-call period.

“Make-Whole Amount” means, as of any date of determination, an amount equal to the aggregate amount of interest which would have otherwise been payable on the principal amount of the B-2 Obligations repaid or prepaid (or deemed repaid or prepaid in the case of an acceleration or termination of the B-2 Obligations) on such date from the date of repayment or prepayment until the date falling 120 days after the Closing Date discounted at the Treasury Rate (as defined below) plus 0.50%.

“Treasury Rate” means, with respect to any repayment or prepayment of B-2 Obligations, a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the B-2 Agent on the date falling three Business Days prior to the date of such repayment or prepayment, to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities most nearly equal to the period from the date of such prepayment or repayment to and including the date falling 120 days after the Closing Date.

Events of Default	The Events of Default under the DIP Loan Documents shall be subject to the Documentation Principles and subject to, and based on the terms and conditions of, the DIP Orders, subject to the following modifications with respect to the Junior DIP Facility and, where indicated, the Postpetition B-2 Facility:

1.  Budget. The proceeds of any DIP Loans shall have been expended in a manner that is not in accordance with the Budget (subject to permitted variances set forth on Annex 3 (“Permitted Variances”) with respect to disbursements).

2. Entry of Final Order. For the benefit of the Junior DIP Lender and the B-2 Secured Parties, the entry of the Final Order shall not have occurred within 45 calendar days after the Petition Date.

3.  Prepetition Claims. For the benefit of the Junior DIP Lender and, with respect to (A)(iii) and (B), the B-2 Secured Parties), any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (A) approving payment of any pre-petition claim (or the Loan Party shall otherwise make a payment on any prepetition claim) other than (x) as provided for in (i) the first day orders or second day orders, (ii) the Budget (subject to Permitted Variances), or (iii) the DIP Order (including repayments of the B-2 Obligations as set forth herein) or (y) otherwise consented to by the Junior DIP Agent and Junior DIP Lender in writing, (B) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets with a fair market value in excess of $250,000; or (C) except as provided in the DIP Order, and the other adequate protections set forth in the DIP Orders and the UST Cash Collateral Order, approving any settlement or other stipulation not approved by the Junior DIP Lender and not included in the Budget with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor.

4. Bidding Procedures Order. Reserved.

5. Sale Order. Reserved.

6.  Plan. For the benefit of the Junior DIP Lender and the B-2 Secured Parties, the filing of any plan that does not propose to indefeasibly repay the B-2 Obligations and the obligations under the Junior DIP Facility in full in cash.

Junior DIP Agent and B-2 Agent	The Junior DIP Lender and the Junior DIP Agent and the B-2 Lenders and the B-2 Agent hereby agree to the agency provisions set forth in Annex 6 hereto, which are incorporated herein by reference.

Indemnity; Expenses	The Loan Parties shall, jointly and severally, be obligated to indemnify and hold harmless the Junior DIP Agent, the Junior DIP Lender, the B-2 Agent and the B-2 Lenders, and each of their respective affiliates, officers, directors, fiduciaries, employees, agents, advisors, attorneys, and representatives (collectively, the “Related Parties”) from and against all losses, claims, liabilities, damages, and expenses (including out-of-pocket fees and disbursements of counsels) in connection with any investigation, litigation, or proceeding, or the preparation of any defense with respect thereto, arising out of or relating to the DIP Facility, the DIP Loan Documents or the transactions contemplated in this DIP Term Sheet; provided that, notwithstanding the foregoing, such indemnity shall not, as to any indemnitee, be available to the extent that such losses, damages, claims, liabilities and expenses resulted from the gross negligence, bad faith or willful misconduct of such indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such indemnitee, as determined by the final non-appealable judgment of a court of competent jurisdiction. The Loan Parties shall, jointly and severally, be obligated to pay or reimburse the Junior DIP Agent, the Junior DIP Lender, the B-2 Agent and the B-2 Lenders, and each of their respective affiliates, officers, directors, fiduciaries, employees, agents, advisors, attorneys, and representatives incurred in connection with (i) the preparation, negotiation and execution of this DIP Term Sheet and the other DIP Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including out-of-pocket fees and disbursements of counsels) and (ii) the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this DIP Term Sheet or the other DIP Loan Documents (including out-of-pocket fees and disbursements of counsels).

To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against the Junior DIP Agent, the Junior DIP Lender, the B-2 Agent, the B-2 Lenders and their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this DIP Term Sheet, any other DIP Loan Document or any agreement or instrument contemplated hereby or thereby.

The provisions of this section entitled “Indemnity; Expenses” shall survive the resignation or replacement of the Junior DIP Agent or the B-2 Agent, as applicable, the termination of the DIP Loan Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any DIP Loan Document.

Credit Bidding	The Junior DIP Lender and Junior DIP Agent expressly waive any rights to credit bid the obligations outstanding under the Junior DIP Facility. For the avoidance of doubt, the Prepetition Agents will have the rights to credit bid as set forth in the Filed Proposed DIP Order and the UST Adequate Protection Order. The B-2 Agent, upon the instruction of the B-2 Lenders, shall have the right and authority to credit bid up to the full amount of the B-2 Obligations. Any credit bid with respect to all or any portion of the ABL Priority Collateral shall require all Prepetition ABL Obligations to be paid in full in cash or cash collateralized, as applicable, upon the consummation of such credit bid.

Bid Procedures / Stalking Horse Purchaser	In connection with the DIP Facility and Bidding Procedures Order, the Debtors shall enter into an Asset Purchase Agreement (the “Stalking Horse Purchase Agreement”) pursuant to which Old Dominion Freight Line, Inc., as buyer (the “Stalking Horse Purchaser”), shall purchase some or all of the Real Property constituting Non-UST Tranche B Term Priority Collateral (as defined in the Intercreditor Agreement) (the “Stalking Horse Purchase Properties”) for no less than $1.5 billion (the “Stalking Horse Purchase Amount”).

The Stalking Horse Purchase Agreement shall:

(i) provide that the Stalking Horse Purchaser’s obligation to purchase the Stalking Horse Purchase Properties pursuant to the Stalking Horse Purchase Agreement shall not be conditioned on any contingency other than title;

(ii) provide that any breakup fee shall not exceed $26 million and expense reimbursement payable to the Stalking Horse Purchaser shall not exceed $2 million;

(iii) include a deposit equal to 5% of the Stalking Horse Purchase Amount;

(iv) a representation that the Stalking Horse Purchaser is a credit worthy entity with cash and/or financing commitments for the entire Stalking Horse Purchase Amount;

(v) not include any limitation on Stalking Horse Purchaser damages;

(vi) provide that the Stalking Horse Purchaser will act as a backup bidder, if applicable;

(vii) provide that the Stalking Horse Purchaser shall pay any and all transfer taxes and real estate closing costs;

(viii) be acceptable to the Junior DIP Lender, the B-2 Lenders, and the UST Secured Parties, with such acceptance not to be unreasonably withheld;

(ix) provide that, provided it is consistent with, and not contrary to, the Debtors’ fiduciary duties, closing shall occur no later than one-hundred fifty (150) calendar days after the Petition Date (which may be extended to one-hundred eighty (180) calendar days with (i) the written consent of the Prepetition ABL Agent, the B-2 Agent, and the UST Secured Parties (in each case such consent not to be unreasonably withheld), and (ii) the written consent of the Junior DIP Lender in its sole discretion); and

(x) provide that the Stalking Horse Bid shall remain effective for no less than one hundred and eighty (180) days.

No Assignments or Participations	The DIP Loan Documents shall not include rights of assignment or participation rights other than with respect to the B-2 Obligations.

The B-2 Obligations shall be freely transferable by the B-2 Lenders.

Amendment and Waiver	No provision of this DIP Term Sheet may be amended other than by an instrument in writing signed by the Borrower, Junior DIP Agent, Junior DIP Lender, B-2 Agent and the B-2 Lenders.

Governing Law	The DIP Loan Documents will provide that the Loan Parties will submit to the non-exclusive jurisdiction and venue of the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the state, county, and city of New York, borough of Manhattan, and shall waive any right to trial by jury. New York law shall govern the DIP Loan Documents (other than security documents to be governed by local law, to be determined by the Junior DIP Agent or the B-2 Agent, as applicable).

Release	Releases as set forth in the Filed Proposed DIP Order and UST Adequate Protection Order. For the avoidance of doubt, the Junior DIP Lender and Junior DIP Agent and the B-2 Secured Parties shall receive releases no less favorable than those contained in the Filed Proposed DIP Order and Filed Proposed UST Cash Collateral Order.

Remedies	Subject to the Senior ICA Provisions and the Intercreditor Agreement, remedies as set forth in the Filed Proposed DIP Order and UST Adequate Protection Order; provided that the Prepetition Secured Parties shall have remedies consistent with, and no less favorable than, the remedies of the ABL Agent as set forth in the Filed Proposed DIP Order; provided, further, that the B-2 Secured Parties shall have remedies and the rights thereof (including, without limitation, the right to enforce against Collateral) consistent with, and no less favorable than, the remedies of the “DIP Agent” and the “DIP Secured Parties” (as defined in the Filed Proposed DIP Order) and the B-2 Agent and B-2 Secured Parties as set forth in the Filed Proposed DIP Order; and provided, further, that neither the Junior DIP Agent nor the Junior DIP Lender shall be permitted to exercise any remedies with respect to the B-2 Priority Collateral unless the B-2 Obligations, the Prepetition ABL Obligations, and the Prepetition UST Tranche B Obligations (as defined in the UST Adequate Protection Order) have been indefeasibly paid in full in cash (or cash collateralized, as applicable) and otherwise subject to the priorities of the liens and claims securing the DIP Facility as set forth herein.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties below have caused this DIP Term Sheet to be executed as of the date first above written.

YELLOW CORPORATION

By:	/s/ Daniel L. Oliver
Name:	Daniel L. Oliver
Title:	Chief Financial Officer

EXPRESS LANE SERVICE, INC.,
YELLOW LOGISTICS, INC.,
NEW PENN MOTOR EXPRESS LLC,
ROADWAY EXPRESS INTERNATIONAL, INC.,
ROADWAY LLC,
ROADWAY NEXT DAY CORPORATION,
USF BESTWAY INC.
USF DUGAN INC.,
USF HOLLAND LLC,
USF REDDAWAY INC.,
USF REDSTAR LLC,
YRC ASSOCIATION SOLUTIONS, INC.,
YRC ENTERPRISE SERVICES, INC.,
YRC INC.,
YRC INTERNATIONAL INVESTMENTS, INC.,
YRC LOGISTICS SERVICES, INC.,
YRC MORTGAGES, LLC,
YRC REGIONAL TRANSPORTATION, INC.,
1105481 ONTARIO, INC.,
USF HOLLAND INTERNATIONAL SALES
CORPORATION,
YRC LOGISTICS INC.,
YELLOW FREIGHT CORPORATION,
YRC FREIGHT CANADA COMPANY

By:	/s/ Steven Frontczak
Name:	Steven Frontczak
Title:	Secretary

JUNIOR DIP LENDER
MFN Partners, LP

By:	/s/ Jon Reisman
Name:	Jon Reisman
Title:	Authorized Person

JUNIOR DIP AGENT
Alter Domus Products Corp.

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

POSTPETITION B-2 LENDER
Citadel Credit Master Fund LLC,
by its Manager, Citadel Advisors LLC

By:	/s/ Christopher Ramsay
Name:	Christopher Ramsay
Title:	Authorized Signatory

B-2 DIP AGENT
Alter Domus Products Corp.

By:	/s/ Winnalynn N. Kantaris
Name:	Winnalynn N. Kantaris
Title:	Associate General Counsel

OLD DOMINION FREIGHT LINES, INC., solely in its capacity as Stalking Horse Purchaser

By:	/s/ Kevin Marty Freeman
Name:	Kevin Marty Freeman
Title:	President & CEO

2

Annex 1-A8

Junior DIP Facility

Interest, Premiums, Fees

Interest Rate:	All amounts outstanding under the Junior DIP Facility will bear interest 15.00% per annum and shall be paid in cash on the last Business Day of each month.

Default Interest:	During the continuance of an Event of Default, the Junior DIP Loans and all other outstanding obligations under the Junior DIP Facility will bear interest at an additional 2.0% per annum above the interest rate otherwise applicable.

DIP Fee:	As consideration for the Junior DIP Lender providing the Junior DIP Facility, the Borrower hereby agrees to pay (or cause to be paid) to the Junior DIP Agent, for the account of the Junior DIP Lender, a closing fee (the “DIP Closing Fee”) in an aggregate amount equal to 4.0% of the Junior DIP Facility. The DIP Closing Fee will be earned on the date of execution of the Junior DIP Facility. The DIP Closing Fee will be payable on the Maturity Date, only if the B-2 Obligations have first been indefeasibly paid in full in cash.

Agency Fees:	As set forth in the Fee Letter.

Nature of Interest and Fees:	Payable in cash and non-refundable under all circumstances.

[8]	For the avoidance of doubt, the Additional Junior DIP Commitment’s interest rate and exit fee are not reflected this Annex 1-A and are otherwise reflected in the DIP Term Sheet.

Annex 1-B

Postpetition B-2 Facility

Interest, Premiums, Fees

Interest Rate:	All amounts outstanding under the Postpetition B-2 Facility will bear interest at the Alternate Base Rate (as defined in the B-2 Term Loan Credit Agreement) plus 8.50% per annum and shall be paid in cash on the last Business Day of each month.

Default Interest:	During the continuance of an Event of Default, the Postpetition B-2 Loans and all other outstanding obligations under the Postpetition B-2 Facility will bear interest at an additional 2.0% per annum above the interest rate otherwise applicable.

Upfront Fee:	An amount (the “Upfront Fee”) equal to 4.0% of the aggregate amount of the Postpetition B-2 Facility as of the date of this DIP Term Sheet (i.e., $4.0 million). For the avoidance of doubt, the Upfront Fee will be paid-in-kind in full on the Closing Date.

Agency Fees:	As set forth in the Amended and Restated Fee Letter.

Nature of Interest and Fees:	Payable in cash (other than the Upfront Fee, which shall be paid-in-kind) and non-refundable under all circumstances.

Annex 2

Reporting Covenants9

So long as the Junior DIP Lender shall have any commitment under the DIP Facility or any loan or other obligation (other than contingent indemnification or reimbursement obligations) under the DIP Loan Documents that is accrued or payable shall remain unpaid or unsatisfied, then from and after the date specified below, the Borrower shall deliver to the Junior DIP Agent for prompt further distribution to the Junior DIP Lender and its advisors:

(a)

not later than 5:00 p.m. New York time on the third business day of the last full calendar week of each month (commencing with August 30, 2023) occurring after the Closing Date (the “Updated Budget Deadline”), a supplement to, for the first such supplement, the Initial Budget, and for each supplement thereafter, the most-recently delivered Updated Budget (each such supplement which is approved in accordance with the terms of this clause (l), an “Updated Budget”), prepared by management of the Borrower in consultation with the Borrower’s Operational Advisor covering the 13-week period that commences with the Saturday of the calendar week that includes such Updated Budget Deadline, consistent with the form and level of details set forth in the Initial Budget. Each Updated Budget shall be, in each case, subject to the written approval of the Junior DIP Lender, the B-2 Lenders, the ABL Agent, and the UST Secured Parties (the “Required Budget Approval Parties”); provided that, if the Required Budget Approval Parties shall have not provided written approval of any proposed budget supplement prior to 5:00 (New York City time) on the third business day after receipt thereof (the “Budget Review Time”), the Required Budget Approval Parties shall be deemed to have accepted such proposed budget supplement; provided further that, (i) if a Required Budget Approval Party object in writing to any proposed budget supplement prior to the Budget Review Time, no proposed budget supplement covering the 13-week period covered by such rejected budget supplement shall become an Updated Budget until and unless the Required Budget Approval Parties approve thereof in writing (in their sole and absolute discretion), and (ii) the prior Approved Budget shall remain in effect until such time as the Required Budget Approval Parties so approve a revised budget supplement in accordance with the foregoing sub-clause (i). As used herein, the “Approved Budget” shall mean (i) initially, the Initial Budget and (ii) thereafter, upon (and subject to) the approval (or deemed approval) of any Updated Budget by the Required Budget Approval Parties in accordance with the foregoing procedures, such Updated Budget.

(b)

not later than 5:00 p.m. New York time, on each business day (commencing with the second business day following the Closing Date), liquidity update (each, a “Liquidity Report”), which may be sent by email, specifying the aggregate amount of Liquidity of the Loan Parties and their Subsidiaries as of the end of business of the immediately preceding business day;

[9]

Copies of all reporting and information provided (or required to be provided but for the Junior DIP Lender becoming a potential bidder) to the Junior DIP Agent or the Junior DIP Lender and its advisors pursuant to this Annex 2 shall also be provided concurrently to the B-2 Secured Parties, the UST Secured Parties, and each of their respective advisors.

(c)	not later than 5:00 p.m. New York time on each Budget Variance Test Date, the following:

(i)	a Budget Variance Report for the most recently ended Budget Variance Test Period; and

(ii)

an updated budget prepared by management of the Borrower (in consultation with the Borrower’s Operational Advisor) covering the 13-week period that commences with the calendar week that includes such Wednesday (provided that this clause (c)(ii) may be satisfied, for each week on which an Updated Budget Deadline occurs, by delivery of the Updated Budget);

(d)

not later than 5:00 p.m. New York time on the Friday of each calendar week, with information for the immediately preceding calendar week ending on a Friday (commencing on Friday, August 25, 2023) the following, each in form and substance satisfactory to the Required Budget Approval Parties:

(i)

a written report (each, a “Disbursement Report”) of disbursements made during the period since delivery of the last Disbursement Report (or, for the first Disbursement Report delivered hereunder, since the Petition Date), including payroll payments made by department, payments to directors, and payments to professionals;

(ii)

a written report (each, a “Sale Report”) setting out updates in the monetization strategy of the Borrower, including an update on the status of the sale of each Real Property and other assets of the Loan Parties contemplated by the Bidding Procedures Order, a description of inbound interests and outbound solicitations, and updates on the status of diligence and bids since delivery of the last Sale Report (or, for the first Sale Report delivered hereunder, since the Petition Date); provided, however, if the Junior DIP Lender and/or the B-2 Lenders is / are / become(s) a potential bidder, the Loan Parties shall not be required under the DIP Loan Documents to provide information to the Junior DIP Lender and/or the B-2 Lenders, as applicable, regarding the sale process that is not available to all potential bidders; and

(iii)

a list of (A) current information with respect to all accounts receivable owed to the Loan Parties, including all collections, sales, reconciliations and payments in respect thereof, and (B) current information with respect to all accounts payable owed by the Loan Parties.

Annex 3

Budget Variance Covenants

Commencing with the Budget Variance Test Date occurring on Friday, August 25, 2023, and on each Budget Variance Test Date occurring thereafter, the Borrower shall not, nor shall it permit any of its Subsidiaries to, permit:

(a) the sum of the actual aggregate cash receipts of the Borrower and its Subsidiaries (excluding proceeds of the Term Loans) for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be less than the Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Total Receipts” for such Budget Variance Test Period; or

(b) the sum of the actual aggregate operating disbursements of the Borrower and its Subsidiaries for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Total Operating Disbursements” for such Budget Variance Test Period; or

(c) the sum of the actual aggregate amounts paid by the Borrower and its Subsidiaries with respect to severance and accrued pre-petition wages for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line items in the Approved Budget entitled “Severance” and “Accrued Pre-Petition Wages” for such Budget Variance Test Period; or

(d) the sum of the actual aggregate disbursements of the Borrower and its Subsidiaries with respect to lienholders and on account of taxes and other restructuring costs for the Budget Variance Test Period ending immediately prior to such Budget Variance Test Date to be greater than Permitted Variance Percentage of the aggregate amount set forth for the line item in the Approved Budget entitled “Prepetition Vendors & Taxes” for such Budget Variance Test Period.

To the extent that any Budget Variance Test Period encompasses a period that is covered in more than one Approved Budget, the applicable weeks from each applicable Approved Budget shall be utilized in making the calculations set forth herein.

The capitalized terms used in this DIP Term Sheet but not defined shall have the following meanings:

“Budget Variance Report” shall mean a weekly variance report prepared by management of the Borrower (in consultation with the Borrower’s Operational Advisor), in form and detail reasonably satisfactory to the Junior DIP Lender and the B-2 Lenders, comparing for each applicable Budget Variance Test Period the actual receipts and disbursements against anticipated receipts and disbursements under the applicable Approved Budget, on a line by line and aggregate basis and in the same level of detail set forth in the Approved Budget, together with a written explanation for all material variances in any given Budget Variance Test Period and such other related information as the Required Lenders may reasonably request.

“Budget Variance Test Date” shall mean each of (a) Friday August 25, 2023, (b) Friday September 1, 2023, (c) Wednesday September 6, 2023 and (d) each Wednesday thereafter.

“Budget Variance Test Period” means, as of any date of determination, (a) with respect to the first Budget Variance Report delivered after the Closing Date and the first Budget Variance Test Date occurring on Friday August 25, 2023, the period starting on the Petition Date and ending on August 18, 2023, (b) with respect to the second Budget Variance Report delivered after the Closing Date and the Budget Variance Test Date occurring on Friday September 1, 2023, the period starting on the Petition Date and ending on August 25, 2023, (c) with respect to the third Budget Variance Report delivered after the Closing Date and the Budget Variance Test Date occurring on Wednesday September 6, 2023, the period starting on the Petition Date and ending on September 1, 2023 and (c) with respect to each Budget Variance Report delivered thereafter and each the Budget Variance Test Date occurring thereafter, the four-week period ending on the Friday of the week immediately preceding the applicable Budget Variance Test Date.

“Permitted Variance Percentage” shall mean:

(a) with respect to clause (a) above, (i) with respect to the Budget Variance Test Period ending on August 18, 2023, 80%, (b) with respect to the Budget Variance Period ending on August 25, 2023, 85%, and (c) with respect to each Budget Variance Period ending thereafter, 90%;

(b) with respect to clauses (b) through (d), (i) with respect to the Budget Variance Test Period ending on August 18, 2023, 120%, (ii) with respect to the Budget Variance Period ending on August 25, 2023, 115%, and (iii) with respect to each Budget Variance Period ending thereafter, 110%; and

(c) with respect to clause(e), 120%.

Annex 4

UST Milestones

Milestone	Date Listed in UST Adequate Protection Order [Docket No. 16-2]	New Date
7(a)(ii): Court shall have entered the Interim DIP Order and the Interim UST Cash Collateral Order, each in form and substance reasonably satisfactory to the UST Secured Parties	No later than three (3) calendar days after the Petition Date	No later than fifteen (15) calendar days after the Petition Date

7(a)(iii): The Court shall have entered the Bidding Procedures Order, in form and substance reasonably satisfactory to the UST Secured Parties	No later than ten (10) calendar days after the Petition Date	No later than thirty (30) calendar days after the Petition Date

7(a)(iv): By no later than fifteen (15) calendar days after the granting of the Interim DIP Order and the Interim UST Cash Collateral Order by the Court, the Canadian Court shall have issued the Canadian Initial Recognition Order, the Canadian Supplemental Order, and the Canadian Interim DIP Recognition Order, each in form and substance reasonably satisfactory to the UST Secured Parties	No later than ten (10) calendar days after the Petition Date	Deleted portion already satisfied

7(a)(v): The Court shall have entered the Final DIP Order and the Final UST Cash Collateral Order, each in form and substance satisfactory to the UST Secured Parties	No later than thirty (30) calendar days after the Petition Date	No later than forty-five (45) calendar days after the Petition Date

7(a)(vi): The Borrower, in its capacity as foreign representative on behalf of the Debtors, shall have filed a motion with the Canadian Court for the recognition of, and the Canadian Court shall have issued, the Canadian Final DIP Recognition Order (capitalized terms used but not otherwise defined in this sub-paragraph (vi) shall have the meanings given to those terms in the DIP Credit Agreement), each in form and substance reasonably satisfactory to the UST Secured Parties	No later than forty (40) calendar days after the Petition Date	No later than fifteen (15) calendar days after the granting of the Final DIP Order.

Milestone	Date Listed in UST Adequate Protection Order [Docket No. 16-2]	New Date
7(a)(vii): The Debtors shall have received unique, non-duplicative binding cash bids for the B-2 Priority Collateral pursuant to the Bidding Procedures Order that would generate, in the aggregate, Net Proceeds at least equal to $250 million (capitalized terms used but not otherwise defined in this sub-paragraph (vii) shall have the meanings given to those terms in the DIP Credit Agreement)	Unless otherwise waived or extended by the Required DIP Lenders pursuant to the Interim DIP Order, no later than fifty-five (55) calendar days after the Petition Date	No later than ninety (90) calendar days after the Petition Date

7(a)(ix): The Debtors shall have consummated Dispositions in accordance with the Bidding Procedures Order that either (i) generated Net Proceeds of B-2 Priority Collateral equal to at least 100% of the sum of the aggregate amount of Obligations outstanding as of such date or (ii) is consummated through a credit bid of the outstanding Obligations (and any other applicable obligations) in connection with sales of B-2 Priority Collateral (capitalized terms used but not otherwise defined in this sub-paragraph (ix) shall have the meanings given to those terms in the DIP Credit Agreement)	Unless otherwise waived or extended by the Required DIP Lenders pursuant to the Interim DIP Order, no later than ninety (90) calendar days after the Petition Date	No later than one-hundred and fifty (150) calendar days after the Petition Date (which may be extended to one-hundred and eighty (180) calendar days after the Petition Date with (i) the consent of the Prepetition ABL Agent, the Prepetition B-2 Agent, and the UST Secured Parties (in each case such consent not to be unreasonably withheld), and (ii) the consent of the Junior DIP Lender in its sole discretion).

7(a)(x): The Debtors shall have received unique, non-duplicative binding cash bids for the Prepetition UST Tranche B Collateral pursuant to the Bidding Procedures Order that would generate, in the aggregate, net cash proceeds at least equal to $200 million	No later than fifty-five (55) calendar days after the Petition Date	No change.

7(a)(xi): the Debtors shall have received unique, non-duplicative binding cash bids pursuant to the Bidding Procedures Order which are not subject to any financing contingencies (but, for the avoidance of doubt, may be subject to receipt of environmental reports and/or title contingencies reasonably acceptable to buyer(s)) for the Prepetition UST Tranche B Collateral) for the Prepetition UST Tranche B Collateral pursuant to the Bidding Procedures Order that would generate, in the aggregate, net cash proceeds at least equal to $300 million	No later than seventy (70) calendar days after the Petition Date	No change.

7(a)(xii): The Debtors shall have consummated dispositions in accordance with the Bidding Procedures Order that either (i) generated net proceeds of Prepetition UST Tranche B Collateral equal to at least 100% of the sum of the aggregate amount of the Prepetition UST Tranche B Obligations outstanding as of such date or (ii) is consummated through a credit bid of the outstanding Prepetition UST Tranche B Obligations	No later than ninety (90) calendar days after the Petition Date	No change.

* * * * *

Annex 5

Budget

Annex 6

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT/TAX PROVISIONS

Any reference to (i) the “Administrative Agent” or “Collateral Agent” shall refer to the Junior DIP Agent or the B-2 Agent, as applicable, (ii) “Lender” shall refer to the Junior DIP Lender or the B-2 Lenders, as applicable, (iii) “Secured Parties” shall refer to the Junior DIP Secured Parties or the B-2 Secured Parties, as applicable and (iv) “Required Lenders” shall refer to Junior DIP Lender or the B-2 Lenders, as applicable. Capitalized terms used herein without definition shall have the meaning in the Debtor-in-Possession Credit Facility Term Sheet.

1.	Agency Provisions

a.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Section 1, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the DIP Loan Documents, together with such actions and powers as are reasonably incidental or related thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the DIP Term Sheet and the other DIP Loan Documents and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender. The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate thereof as if it were not an Agent hereunder. The Agents shall not, except as expressly set forth herein and in the other DIP Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated or obtained by the person serving as Administrative Agent or Collateral Agent, as applicable, or any of their affiliates in any capacity.

b.

Neither Agent shall have any duties or obligations except those expressly set forth in the DIP Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances), and (c) except as expressly set forth in the DIP Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances) or in the absence of its own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. Notwithstanding the foregoing, no action nor any omission to act, taken by either Agent at the direction of the Required Lenders (or such other number of percentage of Lenders as shall be expressly provided for herein or in the other DIP Loan Documents) shall constitute gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Event of Default or default unless and until written notice thereof, conspicuously labeled as a “notice of default” and specifically describing such Event of Default or default, is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any DIP Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any DIP Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any DIP Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in the DIP Term Sheet or elsewhere in any DIP Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

c.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

d.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the arrangement of the facilities as well as activities as Agent.

e.

Either Agent may resign at any time by notifying the Lenders and the Borrower in writing, and either Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and such Agent and signed by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, without the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after (i) the retiring Agent gives notice of its resignation or (ii) the Required Lenders delivers removal instructions, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding, such Agent’s resignation or removal shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other DIP Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of its predecessor Agent, and its predecessor Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Section 1 and the section entitled “Indemnity; Expenses” in the DIP Term Sheet shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

f.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this DIP Term Sheet and the other DIP Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other DIP Loan Document, any related agreement or any document furnished hereunder or thereunder.

g.

Each Lender acknowledges and agrees that Alter Domus Products Corp. or one or more of its affiliates may (but is not obligated to) act as collateral agent or representative for the Lenders and/or under the collateral agreements with respect thereto. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Alter Domus Products Corp. or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

h.

In case of the pendency of any case or proceeding under any insolvency or other similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the DIP Loans and all other obligations under the Junior DIP Facility or the B-2 Facility, as applicable, that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Agents under Section 1 and the section entitled “Indemnity; Expenses” in the DIP Term Sheet ) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Agents under Section 1 and the section entitled “Indemnity; Expenses” in the DIP Term Sheet. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Junior DIP Facility or the B-2 Facility, as applicable, or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

i.

To the extent the Administrative Agent, Collateral Agent and their Related Parties (the “Agent Indemnitees”) are not reimbursed and indemnified by the Loan Parties, and without limiting the obligation of the Loan Parties to do so, the Lenders shall indemnify and hold harmless the Agent Indemnitees, based on and to the extent of such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all losses, claims, damages, liabilities and related expenses (including out-of-pocket fees and disbursements of counsels) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Agent Indemnitee in any way relating to or arising out of or in connection with this DIP Term Sheet or any other DIP Loan Document or in the performance by the Agents in its duties under the DIP Loan Documents; provided that no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from any Agent Indemnitees gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limiting the foregoing, to the extent not paid or reimbursed by the Loan Parties, each Lender shall pay or reimburse the Agent Indemnitees based on and to the extent of such Lender’s pro rata share of all reasonable and documented out-of-pocket costs and expenses, incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this DIP Term Sheet or the other DIP Loan Documents (including all such out-of-pocket costs and expenses incurred during any legal proceeding, including any proceeding under any debtor relief law, and including out-of-pocket fees and disbursements of counsels). For purposes hereof, if the Loans have been paid in full and the Commitments have been terminated prior to such determination pursuant to the immediately preceding sentence, then each such Lender’s “pro rata share” shall be determined as of the last date the Loans and the Commitments were in effect immediately prior to such payment in full.

j.

The provisions of this Section 1 shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, the termination of the DIP Loan Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any DIP Loan Document.

2.	Taxes

a.

Except as provided in this Section 2, any and all payments made by or on account of the Borrower or any Guarantor under any DIP Loan Document to any Lender or Agent shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, assessments, withholdings (including backup withholding), fees or similar charges imposed by any governmental authority including interest, penalties and additions to tax (collectively “Taxes”), excluding (i) Taxes imposed on or measured by net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, (ii) Taxes attributable to the failure by the relevant Lender or Agent to deliver the documentation required to be delivered pursuant to clause (d) of this Section 2, (iii) Taxes imposed by a jurisdiction as a result of any connection between such Lender or Agent and such jurisdiction other than any connection arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, or enforcing any DIP Loan Document, (iv) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower or any Guarantor (as appropriate) is located, (v) any U.S. federal withholding tax imposed on amounts payable hereunder pursuant to a law in effect at such time the Lender or Agent becomes a party to this DIP Term Sheet and the other DIP Loan Documents, or designates a new lending office, except in each case to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 2(a) and (vi) any withholding Tax imposed under Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended from time to time) (the “Code”), as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities entered into in connection with the implementation of the foregoing (the “FATCA”) (all such non-excluded Taxes imposed on such payments, being hereinafter referred to as “Indemnified Taxes”). If the Borrower, any Guarantor or other applicable withholding agent shall be required by any laws to deduct or withhold any Indemnified Taxes or Other Taxes (as defined below) from or in respect of any sum payable under any DIP Loan Document to any Agent or any Lender, (i) the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions or withholding, such Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings, (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, the applicable withholding agent shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

b.

In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any governmental authority, which arise from any payment made under any DIP Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any DIP Loan Document (including additions to tax, penalties and interest related thereto) [excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Acceptance, grant of a Participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any DIP Loan Document (collectively, “Assignment Taxes”) except for Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded taxes described in this Section 2(b) being hereinafter referred to as “Other Taxes”)].

c.

Without duplication of Section 2(a) or (b), the Borrower and each Guarantor agree to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid by such Agent or Lender (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2(c)) and (ii) any reasonable expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides Borrower or Guarantor with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

d.

Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender or Agent to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the DIP Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any DIP Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this clause (d) (other than such documentation set forth in Sections 2(d)(i), 3(d)(ii) and 3(g)) that such Lender is not legally able to deliver. In addition, each Lender and Agent shall deliver to the Borrower and the Administrative Agent such other tax forms or other documents as shall be prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Agent is subject to backup withholding or information reporting requirements. Without limiting the foregoing:

i.

Each Lender and Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this DIP Term Sheet and the other DIP Loan Documents (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed executed copies of Internal Revenue Service Form W-9 certifying that such Lender or Agent (as the case may be) is exempt from federal backup withholding.

ii.

Each Lender and Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this DIP Term Sheet and the other DIP Loan Documents (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

1.

two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

2.

two properly completed and duly signed executed copies of Internal Revenue Service Form W-8ECI (or any successor forms) and, in the case of an Agent, a withholding certificate that satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes,

3.

in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4, as applicable (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, or

4.

to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner). Each Lender and Agent shall deliver to the Borrower and the Administrative Agent two further executed copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so. Each Lender and Agent shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

5.

Any Lender or Agent claiming any additional amounts payable pursuant to this Section 2 shall use its reasonable efforts to change the jurisdiction of its lending office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable, good faith determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

e.

If any Lender or Agent determines, in its reasonable, good faith discretion, that it has received a refund in respect of any Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 2 (including by payment of additional amounts pursuant to this Section 2) it shall promptly remit such refund to the Borrower or Guarantor, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant governmental authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrower and Guarantors, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such party in the event such party is required to repay such refund to the relevant governmental authority. This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

f.

If a payment made to a Lender or Agent under any DIP Loan Document would be subject to withholding Tax imposed by FATCA if such Lender or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2), “FATCA” shall include any amendments made to FATCA after the date of this DIP Term Sheet and the other DIP Loan Documents.

g.

Each party’s obligations under this Section 2 shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, the termination of the DIP Loan Documents, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any DIP Loan Document.

h.

Each Lender shall indemnify each Agent, within 10 days following written demand therefor, for (i) the full amount of any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that such Agent has not already been indemnified by the Borrower and each Guarantor for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower and each Guarantor to do so), [and (ii) any Taxes attributable to such Lender’s failure to comply with the provision of Section [___] relating to the maintenance of a Participant Register], in each case, that are payable or paid by such Agent in connection with any DIP Loan Documents, and any expenses arising therefrom or with respect thereto; provided that such Agent provides such lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.